Exhibit 99.1

NN, Inc. Appoints Ted White to Board of Directors

Announces Cooperation Agreement with Legion Partners

CHARLOTTE, N.C., January 20, 2026 (GLOBE NEWSWIRE) – NN, Inc. (“NN” or the “Company”) (NASDAQ: NNBR), a global diversified industrial company that engineers and manufactures high-precision components and assemblies, today announced that it has appointed Ted White to its Board of Directors (the “Board”), effective immediately. In connection with this appointment, the Company has entered into a cooperation agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC (together with its affiliates, “Legion”), one of the Company’s largest shareholders.

Mr. White, Legion’s co-founder and Managing Director, is an experienced institutional investor and has corporate governance and capital markets expertise. He will join the Board’s Strategic Committee, which was formed to evaluate a broad range of strategic, financing and other alternatives to enhance shareholder value.

“We are pleased to welcome Ted to the Board,” said Harold Bevis, President and Chief Executive Officer of NN. “Over the last few years, we have transformed NN’s business profile while evolving our Board to ensure that we have the right skills and experience to help capitalize on the Company’s opportunities for profitable growth. We look forward to working alongside Ted to complete our transformation plan and deliver value for shareholders.”

Mr. White added, “I am excited to be joining the Board at this critical juncture as the Company continues to drive organic growth and profitability. I look forward to working with my fellow directors to unlock the significant upside in NNBR’s shares for the benefit of all shareholders.”

Mr. White’s addition to the Board was completed following constructive engagement with another of the Company’s largest shareholders, Corre Partners Management, LLC (“Corre”).  Corre has informed the Company that it is supportive of the appointment, including Mr. White’s membership on the Board’s Strategic Committee.

Pursuant to the Cooperation Agreement, Legion has agreed to a customary standstill, voting commitment, and related provisions. The full Cooperation Agreement will be filed as an exhibit to a Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

About Ted White

Ted White is co-founder and a Managing Director of Legion Partners Asset Management, an institutional asset management firm. Prior to founding Legion Partners, Mr. White served in various functions with Knight Vinke Asset Management, a European-based investment management firm. Positions included Managing Director and Chief Operating Officer, where he was responsible for finance, operations, legal, marketing and client service functions. He is a former Deputy Director of the Council of Institutional Investors (CII), where responsibilities included policy development and implementation. Earlier in his career, Mr. White was a Portfolio Manager, Director of Corporate Governance, for the California Public Employees’ Retirement System (“CalPERS”), where he was responsible for all components of its Governance Program, including $3 billion in active management, policy development and implementation, proxy voting and focused engagement activities. Prior to CalPERS, Mr. White was an Investment Officer – Deputy State Treasurer at the California State Treasurer’s Office, where his duties included fixed income portfolio analysis and trading, among other responsibilities. He has served as a director of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) since 2024.

Mr. White earned an MBA from California State University in Sacramento with a concentration in finance. He is also a Chartered Financial Analyst Charterholder.

About NN

NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, Europe, South America, and China. For more information about the company and its products, please visit www.nninc.com.

Investor Relations:

Joseph Caminiti or Stephen Poe

NNBR@alpha-ir.com

312-445-2870

Forward-Looking Statements

This press release contains express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s previously announced review of strategic, financing and other alternatives, including the timing and outcome of such review, our long-term financial profile and other statements that are not historical fact. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “growth,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project”, “trajectory” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that are outside of management’s control and that may cause actual results to be materially different from such statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector; material changes in the costs and availability of raw materials; the level of our indebtedness; our ability to secure, maintain or enforce patents or other appropriate protections for our intellectual property; and cyber liability or potential liability for breaches of our or our service providers’ information technology systems or business operations disruptions. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings made with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. The Company qualifies all forward-looking statements by these cautionary statements.